    As filed with the Securities and Exchange Commission on November 5, 2002
                                                     Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          GENESIS HEALTH VENTURES, INC.
             (Exact name of Registrant as specified in its charter)


            Pennsylvania                                     06-1132947
---------------------------------                      -------------------------
  (State or other jurisdiction of                        (I.R.S. employer
   incorporation or organization)                      identification number)

                          Genesis Health Ventures, Inc.
                              101 East State Street
                            Kennett Square, PA 19348
                                 (610) 444-6350
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 Robert H. Fish
                             Chief Executive Officer
                          Genesis Health Ventures, Inc.
                              101 East State Street
                            Kennett Square, PA 19348
                                 (610) 444-6350
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                           Richard J. McMahon, Esquire
                        Blank Rome Comisky & McCauley LLP
                                One Logan Square
                        Philadelphia, Pennsylvania 19103
                                 (215) 569-5500

         Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of the Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

         If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                            CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                                            Proposed
                                                                             maximum       Proposed
                                                                            aggregate       maximum
                                                                            offering       aggregate     Amount of
                  Title of each class of                    Amount to be    price per   offering price  registration
               Securities to be registered                 registered(1)    security         (2)            fee
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.02 per share ..............        750,000        $14.38     $10,785,000.00    $992.22
---------------------------------------------------------------------------------------------------------------------

----------------------------
(1) In the event of a stock split, stock dividend, or similar transaction involving Genesis Health Ventures, Inc.'s Common Stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933 and based upon the average of the high and low sale prices of the common stock as reported on the Nasdaq National Market on November 1, 2002.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  Subject to Completion, Dated November 5, 2002
PROSPECTUS

                              UP TO 750,000 SHARES
                          GENESIS HEALTH VENTURES, INC.
                                  COMMON STOCK
                           ---------------------------
         This prospectus relates to the sale, from time to time, of up to
750,000 shares of our common stock, $.02 par value per share, by First Union, N.A., as trustee of the rabbi trust created in connection with the Genesis Health Ventures, Inc. Deferred Compensation Plan, referred to as the deferred compensation plan. The shares of our common stock have been and will be from time to time contributed and issued by us to the rabbi trust to fund our obligations under the deferred compensation plan. The common stock will be sold by the trustee for the account of the rabbi trust to fund, when due, our obligations under the deferred compensation plan. See "The Plan." The shares of our common stock offered by this prospectus are sometimes referred to as the securities.

         The common stock may be offered and sold by the trustee from time to time directly or through broker-dealers. The common stock may be sold in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at prices determined on a negotiated or competitive bid basis. See "Plan of Distribution." We will not directly receive any portion of the proceeds of the sale of the common stock offered by this prospectus and will bear all expenses incident to registration of the common stock. The proceeds will, however, be used to fund our obligations under the deferred compensation plan.

         Our common stock is traded on the Nasdaq National Market under the symbol "GHVI." On November 4, 2002, the last reported sales price for our common stock as reported on the Nasdaq National Market was $14.55 per share.

         Our principal executive offices are located at 101 East State Street, Kennett Square, Pennsylvania and our telephone number is (610) 444-6350.
                           --------------------------
         Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3 to read about risks you should consider before buying our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

         These securities are not deposits or savings accounts. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.
                           ---------------------------

               The date of this prospectus is             , 2002.

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The trustee is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.


                                Table of Contents

About This Prospectus........................................................1
Forward-Looking Statements and Cautionary Factors............................1
Risk Factors.................................................................4
Our Company.................................................................16
The Plan....................................................................18
Use of Proceeds.............................................................18
Plan of Distribution........................................................18
Where You Can Find More Information.........................................19
Legal Matters...............................................................20
Experts.....................................................................20

                              About This Prospectus

         In this prospectus unless the context otherwise requires, "Genesis," the "company," "we," "our" or "us" refers to Genesis Health Ventures, Inc. In this prospectus, the "trustee" refers to First Union, N.A., as trustee of the rabbi trust created in connection with the deferred compensation plan.

         This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, the trustee may sell to the public the securities described in this prospectus in one or more offerings up to a total of 750,000 shares of our common stock.

         This prospectus provides you with only a general description of the common stock that the trustee may sell. Each time the trustee sells the common stock, a prospectus supplement will be provided that will contain specific information about the common stock and terms of that offering. It may also add to, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

         If the terms of your securities vary between the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:

         o        the prospectus supplement; and

         o        the prospectus.

         Unless indicated in a prospectus supplement, neither we nor the trustee has taken any action that would permit the trustee to publicly sell our common stock in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

                Forward-Looking Statements and Cautionary Factors

         Statements made in this prospectus, and in our other public filings and releases, which are not historical facts are "forward-looking" statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. Forward-looking statements are included in this prospectus and are incorporated by reference from other documents filed by us with the SEC. You will be able to recognize a forward-looking statement because it contains the words "anticipate," "believe," "estimate," "expect," "project," "objective" or a similar expression to identify it as a forward-looking statement. These forward-looking statements may include, but are not limited to:

         o statements included in the discussions under the heading "Risk Factors";

         o statements included herein and in the discussions under the heading "Management's Discussion and Analysis of Financial Condition and Results Of Operations" in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, such as our ability to meet our liquidity needs, scheduled debt and interest payments, expected future capital expenditure requirements, our ability to effect repayment of trade payables due to our primary supplier of pharmacy products, to control costs and sell assets, the expected effects of government regulation on reimbursement for services provided and our ability to successfully implement our strategic objectives in "Liquidity and Capital Resources - Strategic Objectives;"

         o statements included herein and in the discussions under the heading "Business" in our annual reports on Form 10-K as filed with the SEC concerning strategy, corporate integrity programs, government regulations, the Medicare and Medicaid programs;

         o statements included in the notes to our consolidated financial statements concerning pro forma adjustments in our annual reports on Form 10-K and quarterly reports on Form 10-Q as filed with the SEC; and

         o statements included in our "Legal Proceedings" in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC regarding the effects of litigation.

         The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. You are cautioned that these statements are not guarantees of future performance and that actual results and trends in the future may differ materially.

         Factors that could cause actual results to differ materially include, but are not limited to the following, some of which are discussed more fully under the caption "Risk Factors":

         o changes in the reimbursement rates or methods of payment from Medicare and Medicaid, or the implementation of other measures to reduce the reimbursement for our services;

         o the expiration of enactments providing for additional governmental funding;

         o        changes in pharmacy legislation and payment formulas;

         o        the impact of federal and state regulations;

         o        changes in payor mix and payment methodologies;

         o further consolidation of managed care organizations and other third party payors;

         o        competition in our business;

         o an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance;

         o        competition for qualified staff in the healthcare industry;

         o our ability to control operating costs and generate sufficient cash flow to meet operational and financial requirements;

         o the effects of strategic pharmacy acquisitions, including the proposed merger with NCS HealthCare, Inc.;

         o the effects of our increased leverage if the proposed merger with NCS is completed;

         o an economic downturn or changes in the laws affecting our business in those markets in which we operate;

         o the effect of the expiration of certain service and supply contracts;

         o the impact of our reliance on one pharmacy supplier to provide a significant portion of our pharmacy products;

         o        the impact of acquisitions;

         o        the liquidity of our common stock; and

         o acts of God or public authorities, war, civil unrest, fire, floods, earthquakes and other matters beyond our control.

         In addition to these factors and any risks and uncertainties specifically identified in the text surrounding forward-looking statements, any statements in this prospectus or the reports and other documents filed by us with the SEC that warn of risks or uncertainties associated with future results, events or circumstances also identify factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

         All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable securities law.

                                  Risk Factors

         Before you invest in these securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus or incorporated by reference in this prospectus before you decide to invest in these securities.

Changes in the reimbursement rates or methods of payment from Medicare and Medicaid have adversely affected our revenues and operating margins and additional changes in Medicare and Medicaid or the implementation of other measures to reduce the reimbursement for our services may further negatively impact us.

         We currently receive over 60% of our revenues from Medicare and Medicaid. The healthcare industry is experiencing a strong trend toward cost containment, as the government seeks to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with providers. These cost containment measures generally have resulted in reduced rates of reimbursement for services that we provide, including skilled nursing facility services, pharmacy services and therapy services.

Legislative and regulatory action has resulted in continuing changes in the Medicare and Medicaid reimbursement programs, which changes have negatively affected us, including the following:

         o the adoption of the Medicare prospective payment system pursuant to the Balanced Budget Act of 1997, as modified by the Medicare Balanced Budget Refinement Act;

         o        adoption of the Benefits Improvement Protection Act of 2000;
                  and

         o the repeal of the Boren Amendment federal payment standard for Medicaid payments to nursing facilities.

         The changes have limited, and are expected to continue to limit, payment increases under these programs. Also, the timing of payments made under the Medicare and Medicaid programs is subject to regulatory action and governmental budgetary constraints. In recent years, the time period between submission of claims and payment has increased. Further, within the statutory framework of the Medicare and Medicaid programs, there are a substantial number of areas subject to administrative rulings and interpretations that may further affect payments made under those programs. Further, the federal and state governments may reduce the funds available under those programs in the future or require more stringent utilization and quality reviews of eldercare centers or other providers. There can be no assurances that adjustments from Medicare or Medicaid audits will not have a material adverse effect on us.

         The Benefits Improvement and Protection Act enactment mandates a phase out of intergovernmental transfer transactions by states whereby states inflate the payments to certain public facilities to increase federal matching funds. This action may reduce federal support for a number of state Medicaid plans. The reduced federal payments may adversely affect aggregate available funds, thereby requiring states to reduce payments to all providers. We operate in several of the states that will experience a contraction of federal matching funds.

         With the repeal of the federal payment standards, there can be no assurances that budget constraints or other factors will not cause states to reduce Medicaid reimbursement to nursing facilities and pharmacies or that payments to nursing facilities and pharmacies will be made on a timely basis.

         Additionally, the recent economic downturn may reduce state spending on Medicaid programs. Recent data compiled by the National Conference of State Legislatures indicates that the recent economic downturn has had a detrimental effect on state revenues. Historically, these budget pressures have translated into reductions in state spending. Given that Medicaid outlays are a significant component of state budgets, we expect continuing cost containment pressures on Medicaid outlays for nursing homes and pharmacy services in the states in which it operates.

Effective October 1, 2002, our revenues are adversely affected by expiring Medicare provisions; although Congress may restore a portion of lost Medicare revenues.

         A number of provisions of the Balanced Budget Refinement Act and the Benefits Improvement and Protection Act enactments providing additional funding for Medicare participating skilled nursing facilities expired on September 30, 2002. The expiration of these provisions is estimated to reduce our Medicare per diems per beneficiary, on average, by $34.

         On April 23, 2002, the Centers for Medicare and Medicaid Services issued a press statement announcing that the agency would not proceed with its previously announced changes in the skilled nursing facility case-mix classification system. In its announcement, the Centers for Medicare and Medicaid Services clarified that case-mix refinements would be postponed for a full year. It issued notice of fiscal year 2003 rates in the Federal Register, July 31, 2002. Effective October 1, 2002, rates will be increased by a 2.6% annual market basket adjustment. The Centers for Medicare and Medicaid Services estimate that, even with this upward adjustment, average Medicare rates will be 8.8% lower than the current year because of the reduced payment caused by the expiring statutory add-ons.

         The House of Representatives passed a package of Medicare amendments in late June 2002. Under the House-passed measure, portions of the expiring provisions would be retained. The Balanced Budget Refinement Act increase of 4% would expire, and the 16.6% add-on of the Benefits Improvement and Protection Act to the nursing portion of the skilled nursing facility prospective payment system rates would be reduced to 12% in 2003, 10% in 2004, and 8% in 2005. Under this proposal, fiscal year 2003 rates would be 5.2% lower than those of the current year.

         On October 1, 2002, key leaders of the Senate Finance Committee introduced a bipartisan measure known as the "Beneficiary Access to Care and Medicare Equity Act of 2002." This measure offers moderately more rate assistance than the House-passed measure altering the nursing portion of the skilled nursing facility prospective payment system to 15% in 2003, 13% in 2004, and 11% in 2005. Under this proposal, fiscal year 2003 rates would be 4.3% lower than those of the current year, and the Balanced Budget Refinement Act 4% market basket adjustment would expire. A Medicare provider relief package is expected to be considered before the current session of Congress adjourns. It is premature to forecast the outcome of Congressional action.

         We estimate that the "Skilled Nursing Facilities Medicare
Cliff," factoring in the administrative decision not to proceed with changes in the case-mix refinements at this time and without factoring in any additional Congressional action, will expose the skilled nursing facility sector to a 10% reduction. For us, this reduction could have an adverse revenue impact exceeding $35 million annually.

         There may be additional provisions in the Medicare legislation affecting our other businesses. Congress is expected to consider changes affecting pharmacy, rehabilitation therapy, diagnostic services and the payment for services in other health settings.

         It is not possible to quantify fully the effect of recent legislation, the interpretation or administration of such legislation or any other governmental initiatives on our business. Accordingly, there can be no assurance that the impact of these changes or any future healthcare legislation will not further adversely affect our business. There can be no assurance that payments under governmental and private third-party payor programs will be timely, will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Our financial condition and results of operations may be affected by the reimbursement process, which in the healthcare industry is complex and can involve lengthy delays between the time that revenue is recognized and the time that reimbursement amounts are settled.

Changes in pharmacy legislation and payment formulas could adversely affect our NeighborCare(R) pharmacy operations.

         Pharmacy coverage and cost containment are important policy debates at both the federal and state levels. The federal government has considered proposals to expand Medicare coverage for outpatient pharmacy services. Enactment of such legislation could affect institutional pharmacy services.

         Likewise, a number of states have proposed cost containment initiatives. Changes in payment formulas and delivery requirements could adversely affect our NeighborCare pharmacy operations.

We conduct business in a heavily regulated industry, and changes in regulations and violations of regulations may result in increased costs or sanctions.

         Our business is subject to extensive federal, state and, in some cases, local regulation with respect to, among other things, licensure and certification of eldercare centers and pharmacy operations, controlled substances and health planning in addition to reimbursement. For our eldercare centers, this regulation relates, among other things, to the adequacy of physical plant and equipment, qualifications of personnel, standards of care and operational requirements. For pharmacy and medical supply products and services, this regulation relates, among other things, to operational requirements, documentation, licensure, certification and regulation of controlled substances. Compliance with these regulatory requirements, as interpreted and amended from time to time, can increase operating costs and thereby adversely affect the financial viability of our business. Because these laws are amended from time to time and are subject to interpretation, we cannot predict when and to what extent liability may arise. Failure to comply with current or future regulatory requirements could also result in the imposition of various remedies including (with respect to inpatient care) fines, restrictions on admission, the revocation of licensure, decertification, imposition of temporary management or the closure of a facility or site of service.

         We are subject to periodic audits by the Medicare and Medicaid programs, which have various rights and remedies against us if they assert that we have overcharged the programs or failed to comply with program requirements. Rights and remedies available to these programs include repayment of any amounts alleged to be overpayments or in violation of program requirements, or making deductions from future amounts due to us. These programs may also impose fines, criminal penalties or program exclusions. Other third-party payor sources also reserve rights to conduct audits and make monetary adjustments.

         We believe that our eldercare centers and other sites of service are in substantial compliance with the various Medicare, Medicaid and state regulatory requirements applicable to us. However, in the ordinary course of our business, we receive notices of deficiencies for failure to comply with various regulatory requirements. We review such notices and take appropriate corrective action. In most cases, we and the reviewing agency will agree upon the measures that will bring the center or service site into compliance with regulatory requirements. In some cases or upon repeat violations, the reviewing agency may take various adverse actions against a provider, including but not limited to:

         o        the imposition of fines;

         o        suspension of payments for new admissions to the center; and

         o in extreme circumstances, decertification from participation in the Medicare or Medicaid programs and revocation of a center's license.

         These actions may adversely affect a provider's ability to continue to operate, the ability to provide certain services and/or eligibility to participate in the Medicare or Medicaid programs or to receive payments from other payors. Additionally, actions taken against one center or service site may subject other centers or service sites under common control or ownership to adverse remedies.

         We are also subject to federal and state laws that govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to encourage the referral of patients to a particular provider for medical products and services. Furthermore, some states restrict certain business relationships between physicians and other providers of healthcare services. Many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs and civil and criminal penalties. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. From time to time, we have sought guidance as to the interpretation of these laws; however, there can be no assurance that such laws will ultimately be interpreted in a manner consistent with our practices.

         In July 1998, the federal government issued a new initiative to promote the quality of care in nursing homes. Following this pronouncement, it has become more difficult for nursing facilities to maintain licensure and certification. We have experienced and expect to continue to experience increased costs in connection with maintaining our licenses and certifications as well as increased enforcement actions.

         We face additional federal requirements that mandate major changes in the transmission and retention of health information. The Health Insurance Portability and Accountability Act of 1996 was enacted to ensure, first, that employees can retain and at times transfer their health insurance when they change jobs, and second, to simplify health care administrative processes. This simplification includes expanded protection of the privacy and security of personal medical data and requires the adoption of standards for the exchange of electronic health information. Among the standards that the Secretary of Health and Human Services will adopt pursuant to the Health Insurance Portability and Accountability Act are standards for electronic transactions and code sets, unique identifiers for providers, employers, health plans and individuals, security and electronic signatures, privacy and enforcement. Although the Health Insurance Portability and Accountability Act was intended to ultimately reduce administrative expenses and burdens faced within the healthcare industry, we believe that implementation of this law will result in additional costs. Failure to comply with the Health Insurance Portability and Accountability Act could result in fines and penalties that could have a material adverse effect on Genesis.

         The operation of our eldercare centers is subject to federal and state laws prohibiting fraud by healthcare providers, including criminal provisions, which prohibit filing false claims or making false statements to receive payment or certification under Medicaid, or failing to refund overpayments or improper payments. Violation of these criminal provisions is a felony punishable by imprisonment and/or fines. We may be subject to fines and treble damage claims if we violate the civil provisions that prohibit the knowing filing of a false claim or the knowing use of false statements to obtain payment.

         State and federal governments are devoting increased attention and resources to anti-fraud initiatives against healthcare providers. The Health Insurance Portability and Accountability Act and the Balanced Budget Act of 1997 expanded the penalties for health care fraud, including broader provisions for the exclusion of providers from the Medicaid program. We have established policies and procedures that we believe are sufficient to ensure that our facilities will operate in substantial compliance with these anti-fraud and abuse requirements. While we believe that our business practices are consistent with Medicaid criteria, those criteria are often vague and subject to change and interpretation. Aggressive anti-fraud actions, however, could have an adverse effect on our financial position, results of operations and cash flows.

         We are subject to federal and state laws that impose repackaging, labeling and package insert requirements on pharmacies that repackage drugs for distribution beyond the regular practice of dispensing or selling drugs directly to patients at retail outlets. A drug repackager must register with the Food and Drug Administration, referred to as the "FDA," as a manufacturing establishment and is subject to FDA inspection for compliance with relevant good manufacturing practices. We hold all the required registrations and licenses and believe that we are in compliance with all related regulations. In addition, we believe that we comply with all relevant requirements of the Prescription Drug Marketing Act for the transfer and shipment of pharmaceuticals. Failure to comply with FDA regulations could result in fines and other penalties, including loss of licensure and could have a material adverse effect on our business.

State laws and regulations could affect our ability to grow.

         Many states in which we operate our business have adopted Certificate of Need, referred to as "CON," or similar laws that generally require that a state agency approve certain acquisitions and determine that the need for certain bed additions, new services and capital expenditures or other changes exist prior to the acquisition or addition of beds or services, the implementation of other changes or the expenditure of capital. State approvals are generally issued for a specified maximum expenditure and require implementation of the proposal within a specified period of time. Failure to obtain the necessary state approval can result in the inability to provide the service, to operate the centers, to complete the acquisition, addition or other change, and can also result in the imposition of sanctions or adverse action on the center's license and adverse reimbursement action. There can be no assurance that we will be able to obtain CON approval for all future projects requiring such approval.

Possible changes in the case mix of patients as well as payor mix and payment methodologies may significantly affect our profitability.

         The sources and amounts of our patient revenues will be determined by a number of factors, including licensed bed capacity and occupancy rates of its centers, the mix of patients and the rates of reimbursement among payors. Likewise, payment for pharmacy and medical supply services, including the institutional pharmacy services of our NeighborCare(R) pharmacy operations and therapy services provided by our rehabilitation therapy services business, will vary based upon payor and payment methodologies. Changes in the case mix of the patients as well as payor mix among private pay, Medicare and Medicaid will significantly affect our profitability. Particularly, any significant increase in our Medicaid population could have a material adverse effect on our financial position, results of operations and cash flow, especially if states operating these programs continue to limit, or more aggressively seek limits on, reimbursement rates.

Further consolidation of managed care organizations and other third-party payors may adversely affect our profits.

         Managed care organizations and other third-party payors have continued to consolidate in order to enhance their ability to influence the delivery of healthcare services. Consequently, the healthcare needs of a large percentage of the United States population are increasingly served by a small number of managed care organizations. These organizations generally enter into service agreements with a limited number of providers for needed services. To the extent that such organizations terminate us as a preferred provider and/or engage our competitors as a preferred or exclusive provider, our business could be materially adversely affected. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk through prepaid capitation arrangements.

We face intense competition in our business.

         The healthcare industry is highly competitive. We compete with a variety of other companies in providing eldercare services, many of which have greater financial and other resources and may be more established in their respective communities than us. Competing companies may offer newer or different centers or services than we do and may thereby attract customers who are either presently customers of our eldercare centers or are otherwise receiving our eldercare services.

         We compete in providing pharmacy and other specialty medical services with a variety of different companies. Generally, this competition is national, regional and local in nature. The primary competitive factors in the specialty medical services business are similar to those in the eldercare center business and include reputation, the cost of services, the quality of clinical services, responsiveness to customer needs, and the ability to provide support in other areas such as third-party reimbursement, information management and patient record-keeping.

An increase in insurance costs may adversely affect our operating cash flow, and we may be liable for losses not covered by or in excess of our insurance.

         We have experienced an adverse effect on our operating cash flow due to an increase in the cost of certain of our insurance programs and the timing of funding new policies. Rising costs of eldercare malpractice litigation, and losses stemming from these malpractice lawsuits and a constriction of insurers have caused many insurance carriers to raise the cost of insurance premiums or refuse to write insurance policies for nursing homes. Also, a tightening of the reinsurance market has affected property, auto and excess liability insurance carriers. Accordingly, the costs of all insurance premiums have increased. These problems are particularly acute in the State of Florida where, because of a greater number and higher amount of claims, general liability and professional liability costs have become increasingly expensive. We own or lease approximately 1,500 skilled nursing beds in the State of Florida.

         We carry property, workers' compensation insurance, general and professional liability coverage on our behalf and the behalf of our subsidiaries in amounts deemed adequate by management. However, there can be no assurance that any current or future claims will not exceed applicable insurance coverage.

         In addition, for certain of our workers' compensation insurance, professional liability coverage and health insurance provided to our employees, we are self-insured. Accordingly, we are liable for payments to be made under those plans. To the extent claims are greater than estimated, they could adversely affect our financial position, results of operations and cash flows.

We could experience significant increases in our operating costs due to intense competition for qualified staff and minimum staffing laws in the healthcare industry.

         We and the healthcare industry continue to experience shortages in qualified professional clinical staff, including pharmacies. We compete with other healthcare providers and with non-healthcare providers for both professional and non-professional employees. As the demand for these services continually exceeds the supply of available and qualified staff, we and our competitors have been forced to offer more attractive wage and benefit packages to these professionals and to utilize outside contractors for these services at premium rates. Furthermore, the competitive arena for this shrinking labor market has created high turnover among clinical professional staff as many seek to take advantage of the supply of available positions, each offering new and more attractive wage and benefit packages. In addition to the wage pressures inherent in this environment, the cost of training new employees amid the high turnover rates has caused added pressure on our operating margins. Lastly, increased attention to the quality of care provided in skilled nursing facilities has caused several states to consider minimum staffing laws that could further increase the gap between demand for and supply of qualified individuals and lead to higher labor costs. While we have been able to retain the services of an adequate number of qualified personnel to staff our facilities appropriately and maintain our standards of quality care, there can be no assurance that continued shortages will not in the future affect our ability to attract and maintain an adequate staff of qualified healthcare personnel. A lack of qualified personnel at a facility could result in significant increases in labor costs at such facility or otherwise adversely affect operations at such facility. Any of these developments could adversely affect our operating results or expansion plans.

If we are unable to control operating costs and generate sufficient cash flow to meet operational and financial requirements, including servicing our indebtedness, our business operations may be adversely affected.

         Cost containment and lower reimbursement levels by third-party payors, including the federal and state governments, have had a significant impact on the healthcare industry as a whole and on our cash flows. Our operating margins continue to be under pressure because of continuing regulatory scrutiny and growth in operating expenses, such as labor costs and insurance premiums. In addition, as a result of competitive pressures, our ability to maintain operating margins through price increases to private patients is limited. Further, in connection with our reorganization, we entered into our senior secured credit facility. If we are unable to service our indebtedness, our business operations will be adversely affected. Therefore, we will have to generate sufficient cash flow to meet operational and financing requirements, which includes servicing our indebtedness. If we are unable to do so, our business operations and revenues may be materially adversely affected.

Our ability to successfully consummate strategic pharmacy acquisitions, including the proposed merger with NCS HealthCare, Inc., and realize the anticipated benefits of these acquisitions may not occur in a timely fashion, or at all, and our operations may be adversely affected if the integration of the targeted company's business or future pharmacy acquisitions divert too much attention away from our existing business.

         We plan on consummating strategic pharmacy acquisitions in the future. These acquisitions, including the proposed merger with NCS, involve risks related to the integration of two companies that have previously operated independently. The integration of these companies will be a complex, time-consuming and potentially expensive process and may disrupt our business if not completed in a timely and efficient manner. Some of the difficulties that may be encountered by the combined company include:

         o the diversion of management's attention from other ongoing business concerns;

         o the inability to effectively integrate and manage the target company's pharmacies; and

         o        potential conflicts between business cultures.

         If our management focuses too much time, money or effort on the integration of the target company's operations and assets, we may not be able to execute our overall business strategy. The diversion of management's attention and any difficulties associated with integrating the two companies could have a material adverse effect on the revenues, the level of expenses and the operating and financial results of the combined company and the value of our common stock.

If the proposed merger with NCS is completed, we will reduce our working capital and increase our leverage. In addition, we may further increase our leverage in the future.

         If the merger is completed, we will repay in full or cause NCS to repay in full the outstanding debt of NCS, which includes $206 million of senior debt, and, subject to NCS' compliance with specified provisions of the merger agreement, will cause NCS to redeem $102 million of the NCS notes, including any accrued and unpaid interest and redemption premium. We intend to finance the cash portion required to be paid in connection with the merger from existing cash on hand of $142 million, borrowings under our revolving credit facility of $100 million and an expansion of our senior credit facility of $100 million. As a result, we will have significantly less working capital to meet our needs in the future. In addition, we may be required, or may elect, to obtain financing on terms different than currently anticipated.

         As of June 30, 2002, after giving effect to the anticipated additional borrowings under our senior secured credit facility to finance the merger and the issuance of our common stock as a result of the merger, we would have had
(1) consolidated total debt of approximately $888 million, and (2) total debt expressed as a percentage of total capitalization of approximately 48.6%.

         We may further increase our leverage in the future. Our increased leverage could have important consequences. For example, it could:

         o require us to dedicate a substantial portion of our cash flow from operations and other capital resources to debt service, thereby reducing our ability to fund working capital, capital expenditures and other cash requirements;

         o limit our flexibility in planning for, or reacting to, changes and opportunities in the healthcare industry that may place us at a competitive disadvantage compared to our competitors with less indebtedness or lower fixed-costs;

         o limit our ability to incur additional debt on commercially reasonable terms, if at all; and

         o increase our vulnerability to adverse economic and industry conditions.

         Subject to the terms of our debt, we may be able to incur additional debt in the future. If we incur additional debt, however, the related risks that it now faces could increase. In this regard, we may make acquisitions in the future financed through the incurrence of additional debt.

If we fail to generate significant cash flow to service our debt, we may have to refinance all or a portion of our debt to obtain additional financing.

         Our ability to make payments on our existing and future debt and to pay our expenses will depend on our ability to generate cash in the future. Our ability to generate cash is subject to various risks and uncertainties, including those disclosed in this section and prevailing economic, regulatory and other conditions beyond our control. Based on our current level of operations, we believe that our cash flow from operations and other capital resources will be sufficient to meet our liquidity needs for the foreseeable future. However, we cannot assure you that these capital resources will be sufficient to enable us to repay our debt and to pay our expenses. If we do not have enough cash to make these payments, we may be required to refinance all or part of our debt, sell assets, curtail discretionary capital expenditures or borrow more money. We cannot assure you that we will be able to do these things on commercially reasonable terms, if at all. In addition, the terms of our existing or future debt agreements may restrict us from pursuing any of these alternatives.

The agreements governing our existing debt and preferred stock contain, and the agreements and instruments governing our future debt may contain, various covenants that limit our discretion in the operation of our business.

         The agreements and instruments governing our existing debt contain, and the agreements and instruments governing our future debt may contain, various restrictive covenants that, among other things, require us to comply with or maintain certain financial tests and ratios and restrict its ability to:

         o        incur more debt;

         o        pay dividends, redeem stock or make other distributions;

         o        make certain investments;

         o        create liens;

         o        enter into transactions with affiliates;

         o        merge or consolidate; and

         o        transfer or sell assets.

         Our ability to comply with these covenants is subject to various risks and uncertainties. In addition, events beyond our control could affect our ability to comply with and maintain the financial tests and ratios. Any failure by us to comply with and maintain all applicable financial tests and ratios and to comply with all applicable covenants could result in an event of default with respect to, and the acceleration of the maturity of, and the termination of the commitments to make further extension of credit under a substantial portion of our debt. If we were unable to repay debt to our senior lenders, these lenders could proceed against the collateral securing that debt. Even if we are able to comply with all applicable covenants, the restrictions on our ability to operate our business in our sole discretion could harm our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities.

         The terms of our outstanding preferred stock also contain restrictions on our ability to complete certain types of transactions without the consent of the holders of our preferred stock.

A significant portion of our business is concentrated in certain markets and the recent economic downturn or changes in the laws affecting our business in those markets could have a material adverse effect on our operating results.

         We receive approximately 57% of our revenue from operations in Pennsylvania, New Jersey, Massachusetts and Maryland. The economic condition of these markets could affect the ability of our customers and third-party payors to reimburse us for our services through a reduction of disposable household income or the ultimate reduction of the tax base used to generate state funding of their respective Medicaid programs. An economic downturn, or changes in the laws affecting our business in these markets and in surrounding markets, could have a material adverse effect on our financial position, results of operations and cash flows.

Our NeighborCare(R) pharmacy operations derive a significant portion of its revenue from customers pursuant to contracts that expire in April 2003.

         Our NeighborCare pharmacy operations provide services to 58 centers operated by Mariner Post-Acute Network, Inc., referred to as "Mariner," which represent four percent and two percent of net revenues of NeighborCare and us, respectively. On January 18, 2000, Mariner filed voluntary petitions under Chapter 11 with the Bankruptcy Court, giving Mariner certain rights under the protection of the Bankruptcy Court to reject the service contracts for those centers.

         Effective November 1, 2001, the Mariner Bankruptcy Court approved a settlement agreement between NeighborCare and Mariner relating to these Mariner service contracts, whereby, among other things:

         o the form of the contracts was restated and new pricing was implemented; and

         o the term of the contracts was extended for eighteen months through April 30, 2003, except that Mariner has the right to terminate a limited number of service contracts in the event of the disposition or closure of the subject facility.

         There can be no assurance that these services will continue to be provided after the contracts' current terms expire.

Our NeighborCare(R) pharmacy operations purchase a significant portion of its product from one supplier.

         Our NeighborCare pharmacy operations obtain approximately 90% of its product from one supplier pursuant to contracts that are terminable by either party on 90 days' notice. If these contracts are terminated, there can be no assurance that NeighborCare's operations would not be disrupted or that we could obtain the products at similar cost.

We may make additional acquisitions that could subject us to a number of operating risks.

         We anticipate that we may continue to make acquisitions of, investments in and strategic alliances with complementary businesses to enable us to add services for our core customer base and for adjacent markets, and to expand each of our businesses geographically. However, implementation of this strategy entails a number of risks, including:

         o        inaccurate assessment of undisclosed liabilities;

         o entry into markets in which we may have limited or no experience;

         o        diversion of management's attention from our core business;

         o difficulties in assimilating the operations of an acquired business or in realizing projected efficiencies and cost savings;

         o increase in our indebtedness and a limitation in our ability to access additional capital when needed; and

         o obtaining anticipated revenue synergies or cost reductions are also a risk in many acquisitions.

         Certain changes may be necessary to integrate the acquired businesses into our operations to assimilate many new employees and to implement reporting, monitoring, compliance and forecasting procedures.

We are exploring strategic business alternatives, including the sale or spinoff of our ElderCare business.

         On October 2, 2002, we announced that we have retained UBS Warburg LLC and Goldman Sachs & Co. to assist us in exploring various strategic business alternatives, including, but not limited to, the potential sale or spinoff of our ElderCare networks of skilled nursing and assisted living centers. There can be no assurance that we will successfully complete any potential sale or spinoff of the ElderCare business or that any such transaction, if completed, will increase shareholder value.

Financial information related to our post-emergence operations is limited, and, therefore, it is difficult to compare post-emergence financial information with that of prior periods.

         Since we emerged from bankruptcy on October 2, 2001, there is limited operating and financial data available from which to analyze our operating results and cash flows. As a result of fresh-start reporting, it is difficult to compare information reflecting our results of operations and financial condition after our emergence from bankruptcy to the results of prior periods.

Shareholders of our common stock may face a lack of liquidity, and the market price of our common stock may be volatile.

         There is limited trading activity in our common stock. Our common stock traded on the OTC Bulletin Board from October 15, 2001 to February 7, 2002, under the symbol "GHVE." Our common stock has been trading on the Nasdaq National Market since February 8, 2002 under the symbol "GHVI." From February 8, 2002 until October 31, 2002, there were only 37 trading days in which the trading exceeded 200,000. Therefore, it may be difficult for NCS stockholders to sell our common stock received in the merger promptly without adversely affecting the market price of our common stock.

         The market price of our common stock could fluctuate for many reasons, including in response to the risk factors listed in this prospectus or for reasons unrelated to our performance.

We do not expect to pay dividends on our common stock.

         We are restricted on our ability to pay dividends under our senior credit facility and senior secured note. We do not anticipate paying cash dividends on our common stock for the foreseeable future.

Provisions in Pennsylvania law and our corporate charter documents could delay or prevent a change in control.

         As a Pennsylvania corporation, we are governed by the Pennsylvania Business Corporation Law of 1988, as amended, referred to as "Pennsylvania corporation law." Pennsylvania corporation law provides that the board of directors of a corporation in discharging its duties, including its response to a potential merger or takeover, may consider the effect of any action upon employees, shareholders, suppliers, customers and creditors of the corporation as well as upon, communities in which offices or other establishments of the corporation are located and all other pertinent factors. In addition, under Pennsylvania corporation law, subject to certain exceptions, a business combination between us and a beneficial owner of more than 20% of our stock may be accomplished only if certain conditions are met.

         Our articles of incorporation contain certain provisions that may affect a person's decision to implement a takeover of us, including the following provisions:

         o a classified board of directors beginning at the first shareholder meeting for the election of directors after October 2, 2002, with each director having a three-year term;

         o a provision providing that certain business combinations involving us, unless approved by at least 75% of the board of directors, will require the affirmative vote of at least 80% of our voting stock;

         o a provision permitting the board of directors to oppose a tender or other offer for our constituents and to consider any pertinent issue in connection with such offer including, but not limited to, the reputation of the offeror, the value of the offered securities and any applicable legal or regulatory issues raised by the offer; and

         o the authority to issue preferred stock with rights to be designated by the board of directors.

         The overall effect of the foregoing provisions may be to deter a future tender offer or other offers to acquire us or our shares. Shareholders might view such an offer to be in their best interest if the offer includes a substantial premium over the market price of the common stock at that time. In addition, these provisions may assist our management in retaining its position and place it in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of our business.

The forward-looking statements contained in this prospectus are based on our predictions of future performance. As a result, you should not place undue reliance on these forward-looking statements.

         This prospectus, any prospectus supplement or information incorporated by reference contains or will contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including, in particular, the statements about our plans, strategies and prospects. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth above in this "Risk Factors" section. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements.

                                   Our Company

General

         We are a leading provider of healthcare and support services to the elderly. Our operations are comprised of two primary business segments: pharmacy services and inpatient care in skilled nursing and assisted living centers. In addition, we capitalize on our industry leadership position in these businesses by offering an array of other complementary healthcare services.

Service-Related Businesses

         Pharmacy Services

         Our NeighborCare(R) integrated pharmacy business is the third largest institutional pharmacy in the United States with over $1.1 billion of annual revenue. We have 64 institutional pharmacies, of which eight are jointly owned, that service approximately 250,000 beds in long-term care settings in 41 states.

         Our institutional pharmacy business provides prescription and non-prescription pharmaceuticals, infusion therapy, and medical supplies and equipment to the elderly, chronically ill and disabled in long-term care and alternate sites, including skilled nursing facilities, assisted living facilities, residential and independent living communities. Approximately 91% of NeighborCare revenues are generated from sales to independent healthcare providers. The pharmacy services provided in these settings are tailored to meet the needs of the institutional customer. These services include highly specialized packaging and dispensing systems, computerized medical records processing and 24-hour emergency services. We also provide pharmacy consulting services to assure proper and effective drug therapy.

         Our professional pharmacies are retail operations located in or near medical centers, hospitals and physician office complexes and provide prescription and over-the-counter medications and certain medical supplies as well as personal service and consultation by licensed registered pharmacists.

         Other Service-Related Businesses

         We also provide rehabilitation therapy services, management and consulting services, hospitality services, group purchasing services, respiratory health services, physician services, diagnostic services, staffing services and other healthcare related services.

         Rehabilitation Therapy. We provide an extensive range of rehabilitation therapy services, including speech pathology, physical therapy and occupational therapy, through 14 certified rehabilitation agencies in all five of our regional market concentrations. These services are provided by approximately 3,400 licensed rehabilitation therapists and assistants employed or contracted by us to substantially all of the eldercare centers we operate, as well as by contract to healthcare facilities operated by others.

         Management Services. We provide management services to 70 eldercare centers with approximately 7,200 beds pursuant to management agreements that provide generally for the day-to-day responsibility for the operation and management of the centers. In turn, we receive management fees, depending on the agreement, computed as either an overall fixed fee, a fixed fee per customer, a percentage of net revenues of the center plus an incentive fee, or a percentage of gross revenues of the center with some incentive clauses. The various management agreements, including renewal option periods, are scheduled to terminate between 2002 and 2011.

         Tidewater Group Purchasing. We own and operate The Tidewater Healthcare Shared Services Group, Inc., also referred to as "Tidewater," one of the largest long-term care group purchasing companies in the country. We have negotiated contracts with 54 national vendors, 92 regional vendors and 107 manufacturers. Tidewater provides purchasing and shared service programs specially designed to meet the needs of eldercare centers and other long-term care facilities. Tidewater's services are contracted to approximately 4,000 members with over 390,000 beds in 46 states and the District of Columbia.

         Other Services. We employ or have consulting arrangements with over 80 physicians, physician assistants and nurse practitioners who are primarily involved in designing and administering clinical programs and directing patient care. We also provide an array of other specialty medical services in certain parts of our eldercare network, including portable x-ray and other diagnostic services; home healthcare services; consulting services; respiratory health services, and hospitality services such as dietary, housekeeping, laundry, plant operations and facilities management services.

         Our service-related businesses, which are comprised of pharmacy and medical supplies services and other service-related businesses, generate approximately 48% of our revenues.

Inpatient Care

         We are a leading regional provider of inpatient care through our Genesis ElderCare(R) networks of skilled nursing and assisted living centers primarily located in the eastern United States. The networks include 189 eldercare centers with approximately 24,000 beds concentrated in five regional markets in order to achieve operating efficiencies, economies of scale and significant market share. The five regional markets are the following: New England Region (Massachusetts / Connecticut / New Hampshire / Vermont / Rhode Island); Midatlantic Region (Greater Philadelphia / Delaware Valley / New Jersey); Chesapeake Region (Southern Delaware / Eastern Shore of Maryland / Baltimore, Maryland / Washington, D.C. / Virginia); Southern Region (Central Florida); and Allegheny / Midwest Region (West Virginia / Western Pennsylvania / Illinois / Wisconsin). We have established and actively market programs for elderly and other customers who are medically complex and require higher levels of post-acute care. These programs include intravenous therapy, post-surgical recovery, respiratory management, orthopedic or neurological rehabilitation, terminal care and various forms of coma, pain and wound management. Private insurance companies and other third party payors, including certain state Medicaid programs, have recognized that treating customers requiring medical care in centers such as those we operate is a cost-effective alternative to treatment in an acute care hospital. We have achieved consistently high occupancy and Medicare census by integrating the talents of employed physicians, a central intake function, case management and comprehensive discharge planning in coordination with key referring hospitals. We believe that our approach provides cost-effective care management to achieve superior customer outcomes.

         Our skilled nursing centers offer three levels of care for their customers: skilled, intermediate and personal. Skilled care provides 24-hour per day professional services of a registered nurse; intermediate care provides less intensive nursing care; and personal care provides for the needs of customers requiring minimal supervision and assistance. Each eldercare center is supervised by a licensed healthcare administrator and engages the services of a medical director to supervise the delivery of healthcare services to residents and a director of nursing to supervise the nursing staff. We maintain a corporate quality assurance program to monitor regulatory compliance and to enhance the standard of care provided in each center.

Recent Developments

         On August 15, 2002, we announced that we and Manor Care, Inc. have agreed to withdraw all outstanding legal actions against each other stemming from the acquisition by our subsidiary, NeighborCare(R), of Manor Care's pharmacy subsidiary, Vitalink. Both companies have also agreed to withdraw the prior pharmacy service agreement and have entered into a new pharmacy service agreement. The new agreement will run through January 2006 and covers approximately 200 of Manor Care's facilities. The new agreement replaces the current agreement between the two companies that was set to expire in 2004.

         The pricing of the new agreement has been reduced by approximately $8.5 million annually based upon current sales volumes. The agreement is retroactive to June 1, 2002. We believe that the revenue reduction resulting from the new agreement will be offset by cost reductions relating to some of our previously announced strategic objectives.

         On October 2, 2002, we announced that we have retained UBS Warburg LLC and Goldman Sachs & Co. to assist in exploring certain strategic business alternatives, including, but not limited to, the potential sale of spin-off of our ElderCare assets.

         We were incorporated in May 1985 as a Pennsylvania corporation. Our principal executive offices are located at 101 East State Street, Kennett Square, Pennsylvania 19348 and our telephone number is (610) 444-6350.

                                    The Plan

         The common stock is offered by this prospectus for the account of the rabbi trust to fund our obligations under the deferred compensation plan. We authorized the issuance of up to 750,000 shares of our common stock to be contributed to the rabbi trust from time to time. The deferred compensation plan, which was originally established in April 2001, was amended and restated in October 2001, to allow all highly compensated employees, as defined in the Internal Revenue Code of 1986, as amended, to participate in the deferred compensation plan. We currently administer the deferred compensation plan. The rabbi trust was formed on October 1, 2001, to allow us to fund our obligations under the deferred compensation plan.

                                 Use of Proceeds

         We will not directly receive the proceeds from the sale of our common stock offered pursuant to this prospectus. The proceeds will be used to fund our obligations under the deferred compensation plan.

                              Plan of Distribution

         The common stock may be sold pursuant to the methods described below from time to time by or for the account of the rabbi trust on the Nasdaq National Market or otherwise in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at prices determined on a negotiated or competitive bid basis. The common stock may be sold by any one or more of the following methods: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal;
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. The trustee may effect transactions by selling the common stock through broker-dealers, and such broker-dealers may receive compensation in the form of commissions from the trustee (which commissions will not exceed those customary in the types of transactions involved). The trustee and any broker-dealers that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profit on the sale of the common stock by it and any fees and commissions received by the broker-dealers may be deemed to be underwriting discounts and commissions.

         At the time a particular offering of common stock is made pursuant to this prospectus, to the extent required by law, a prospectus supplement will be distributed that will set forth the amount of common stock being offered and the terms of the offering, including the purchase price, the name or names of any dealers or agents, the purchase price paid for the common stock purchased from the rabbi trust and any items constituting compensation from the rabbi trust.

         We will indemnify the trustee against any and all claims, loss, damage, expense or liability arising from any action or failure to act in connection with the administration of the deferred compensation plan, except when due to gross negligence or willful misconduct.

         We will not directly receive any portion of the proceeds of the sale of the common stock offered by this prospectus and will bear all expenses in connection with the registration and qualification of the common stock. The proceeds will, however, be used to fund our obligations under the deferred compensation plan.

                       Where You Can Find More Information

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC's Internet site as part of the EDGAR database (http://www.sec.gov).

         We have filed a registration statement on Form S-3 to register the common stock. This prospectus is a part of the registration statement on Form S-3. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement on Form S-3 or the exhibits to the registration statement on Form S-3.

         The SEC also allows us to "incorporate by reference" the information we file with the SEC, which means we can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this prospectus. Later information filed by us with the SEC updates and supersedes this prospectus.

         The following documents previously filed by us with the SEC are incorporated in this prospectus by this reference:

         o Annual Report on Form 10-K for the year ended September 30, 2001;

         o        Quarterly Report on Form 10-Q for the quarter ended December
                  31, 2001;

         o Quarterly Report on Form 10-Q for the quarter ended March 30, 2002;

         o Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

         o        Current Report on Form 8-K filed on July 1, 2002;

         o        Current Report on Form 8-K filed on July 29, 2002;

         o        Current Report on Form 8-K filed on August 16, 2002;

         o        Current Report on Form 8-K filed on October 4, 2002; and

         o the description of our common stock, par value $0.02 per share, contained in our Form 8-A, File No. 000-33217, filed on October 2, 2001 pursuant to Section 12(g) of the Securities Exchange Act of 1934, and all amendments or reports filed for the purpose of updating the description.

         All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and until we sell all of the securities covered by this prospectus (other than current reports furnished under Item 9 of Form 8-K) will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date any document is filed.

         You may request a copy of these documents at no cost, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address/telephone number:

                          Genesis Health Ventures, Inc.
                              101 East State Street
                            Kennett Square, PA 19348
                            Attn: Investor Relations
                            Telephone: (610) 444-6350

         You should rely only on the information provided in or incorporated by reference (and not later changed) in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We are not making an offer of any securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  Legal Matters

         Matters relating to the validity of the securities will be passed upon for us by Blank Rome Comisky & McCauley LLP, Philadelphia, PA.

                                     Experts

         The consolidated financial statements and schedule of Genesis and subsidiaries as of September 30, 2001 and 2000, and for each of the years in the three-year period ended September 30, 2001, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The audit report covering the September 30, 2001 consolidated financial statements contains an explanatory paragraph that states that, on October 2, 2001, Genesis completed a Joint Plan of Reorganization, referred to as the "Plan," which had been confirmed by the United States Bankruptcy Court. The Plan resulted in change in ownership of the Predecessor Company and accordingly, effective September 30, 2001 Genesis accounted for the change in ownership through "fresh-start" reporting. As a result, the consolidated information prior to September 30, 2001 is presented on a different cost basis than that as of September 30, 2001 and, therefore, is not comparable. The audit report also refers to a change in accounting for the costs of start-up activities effective October 1, 1999.

         Future audited financial statements incorporated in this prospectus by reference to future filings under the Exchange Act, as provided under "Where You Can Find More Information," will be so incorporated in reliance on the related report or reports of the firm of independent accountants auditing those financial statements, given on the authority of the firm, if and to the extent the filings include the consent of the firm to the incorporation of the report or reports herein.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The estimated expenses in connection with the issuance and distribution of the Securities covered by this Registration Statement, are as follows:

            Securities and Exchange Commission registration fee (actual).....................           $  1,334
            Printing fees and expenses.......................................................              2,000
            Legal fees and expenses..........................................................             15,000
            Accounting fees and expenses.....................................................              2,000
            Blue Sky fees and expenses.......................................................                  -
            Nasdaq National Market listing fees..............................................                  -
            Other  ..........................................................................              5,000
                                                                                                         -------
                 Total.......................................................................            $25,306
                                                                                                         =======

Item 15.  Indemnification of Directors and Officers.

         As permitted by Pennsylvania corporation law, Genesis' bylaws provide that a director will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director breaches or fails to perform the duties of his or her office under Pennsylvania corporation law, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions of Genesis' bylaws, however, do not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of taxes pursuant to local, Pennsylvania or federal law.

         Genesis' bylaws provide that Genesis must indemnify its directors and officers to the fullest extent permitted by law against expenses reasonably incurred by them in connection with any threatened, pending or completed action, suit or proceeding to which they are or were a party, or are threatened to be made a party, by reason of being or having been a director or officer of Genesis, or serving or having served any other business enterprise or trust as a director, officer, employee, general partner, agent or fiduciary at Genesis' request. Genesis' bylaws also permit Genesis to indemnify any person in any situation not covered by Genesis' bylaws to the extent permitted by applicable law. However, under Genesis' bylaws, no indemnification will be provided to any of Genesis' directors or officers (i) for liabilities arising under Section 16(b) of the Exchange Act; (ii) if a final unappealable judgment or award establishes that such director or officer engaged in self-dealing, willful misconduct or recklessness; (iii) for expenses or liabilities which have been paid directly to such person by an insurance carrier and (iv) for amounts paid in settlement of any action, suit, or proceeding without the written consent of Genesis.

         Sections 1741 through 1750 of Subchapter 17D of Pennsylvania corporation law contain provisions for mandatory and discretionary indemnification of a representative of the corporation, including, but not limited to, its directors and officers. Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (excluding derivative actions) to which any of them is a party by reason of his or her being a representative of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which an officer or director has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

         Under Section 1743, indemnification is mandatory to the extent that an officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742 above if the appropriate standards of conduct are met.

         Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 will be made by the corporation only as authorized in the specific case upon a determination that an officer or director met the applicable standard of conduct set forth in those sections, and such determination will be made by (i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

         Section 1745 provides that expenses incurred by an officer or director in defending any action or proceeding referred to in Subchapter 17D of Pennsylvania corporation law may be paid by a corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

         Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of Pennsylvania corporation law will not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

         Section 1747 grants to a corporation the power to purchase and maintain insurance on behalf of its directors and officers against any liability incurred by them in their capacity as such directors or officers, whether or not the corporation would have the power to indemnify such person against that liability under the provisions of Subchapter 17D of Pennsylvania corporation law.

         Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions of Subchapter 17D to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

         Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D will, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an officer or director of the corporation and will inure to the benefit of the heirs and personal representative of such person.

         Genesis provides insurance coverage to its directors and officers for up to $50.0 million.

Item 16. Exhibits.

Exhibit No.      Description
----------       -----------
  2.1(1)         Agreement and Plan of Merger, dated as of July 28, 2002, by and among Genesis Health Ventures, Inc., Geneva Sub, Inc. and NCS
                 HealthCare, Inc.

  4.1(2) Amended and Restated Articles of Incorporation of Genesis Health Ventures, Inc.

  4.2(3)         Amended and Restated Bylaws, as amended, of Genesis Health
                 Ventures, Inc.

  4.3(4)         Specimen of Common Stock Certificate of Genesis Health
                 Ventures, Inc.

  5.1            Opinion of Blank Rome Comisky & McCauley LLP.

 23.1            Consent of KPMG LLP.

 23.2            Consent of Blank Rome Comisky McCauley LLP (included in
                 Exhibit 5.1).

 24.1 Power of Attorney (included on the signature page to this registration statement).

--------------------

(1) Incorporated by reference to Genesis' Current Report on Form 8-K filed on July 29, 2002.

(2) Incorporated by reference to Genesis' Annual Report on Form 10-K for the fiscal year ended September 30, 2001.

(3) Incorporated by reference to Genesis' Quarterly Report on Form 10-Q for the quarter ended December 31, 2001.

(4)      Incorporated by reference to Genesis' Form 8-A filed on October 2,
         2001.

Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:

         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission ("Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered and the Commission remains of the same opinion, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Genesis Health Ventures, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kennett Square, Pennsylvania on October 31, 2002.

                                                GENESIS HEALTH VENTURES, INC.


                                                By: /s/George V. Hager, Jr.
                                                    ----------------------------
                                                    George V. Hager, Jr.
                                                    Executive Vice President and
                                                    Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on October 28, 2002 in the capacities and on the date indicated. Each person below hereby constitutes and appoints each of Robert H. Fish or George V. Hager, Jr., his true and lawful attorney and agent, to do any and all acts and execute any and all instruments for him and in his name in the capacity indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable Genesis Health Ventures, Inc. to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign amendments (including post effective amendments) and any related Registration Statement, or amendment thereto, filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933.

          Signature                              Title(s)                                    Date
-------------------------------   --------------------------------------------          ----------------
/s/Robert H. Fish                 Director and Interim Chief Executive Officer          October 31, 2002
-------------------------------   (Principal Executive Officer)
Robert H. Fish

                                  Chairman of the Board                                 October __, 2002
-------------------------------
Michael R. Walker


/s/George V. Hager, Jr.           Executive Vice President and Chief Financial          October 31, 2002
-------------------------------   Officer (Principal Financial and Accounting
George V. Hager, Jr.              Officer)


/s/James H. Bloem                 Director                                              October 31, 2002
-------------------------------
James H. Bloem

                                  Director                                              October __, 2002
-------------------------------
James E. Dalton, Jr.

/s/James D. Dondero               Director                                              October 31, 2002
-------------------------------
James D. Dondero

/s/Dr. Philip P. Gerbino          Director                                              October 31, 2002
-------------------------------
Dr. Philip P. Gerbino

/s/Joseph A. LaNasa               Director                                              October 31, 2002
-------------------------------
Joseph A. LaNasa, III

                                  EXHIBIT INDEX

   Exhibit No.      Description
   ----------       -----------

     2.1(1) Agreement and Plan of Merger, dated as of July 28, 2002, by and among Genesis Health Ventures, Inc., Geneva Sub, Inc. and NCS HealthCare, Inc.

     4.1(2) Amended and Restated Articles of Incorporation of Genesis Health Ventures, Inc.

     4.2(3) Amended and Restated Bylaws, as amended, of Genesis Health Ventures, Inc.

     4.3(4)         Specimen of Common Stock Certificate of Genesis Health
                    Ventures, Inc.

     5.1            Opinion of Blank Rome Comisky & McCauley LLP

    23.1            Consent of KPMG LLP

    23.2            Consent of Blank Rome Comisky McCauley LLP (included in
                    Exhibit 5.1).

    24.1 Power of Attorney (included on the signature page to this registration statement).

--------------------

(1) Incorporated by reference to Genesis' Current Report on Form 8-K filed on July 29, 2002.

(2) Incorporated by reference to Genesis' Annual Report on Form 10-K for the fiscal year ended September 30, 2001.

(3) Incorporated by reference to Genesis' Quarterly Report on Form 10-Q for the quarter ended December 31, 2001.

(4)      Incorporated by reference to Genesis' Form 8-A filed on October 2,
          2001.